Exhibit 10.21

Amendment to Warrant to Purchase Preferred Shares

THIS AMENDMENT TO THAT WARRANT TO PURCHASE PREFERRED SHARES (this “Amendment”) is made as of 31 day of December, 2023, by Chutzpah Holdings Ltd. (the “Holder”) and Gauzy Ltd., a company incorporated and existing under the laws of the State of Israel having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (the “Company”).

Recitals:

Whereas, on November 8, 2023 the Company issued to the Holder the Warrant to Purchase Preferred D-5 Shares (the “D-5 Warrant”) and the Warrant to Purchase Preferred D-6 Shares (the “D-6 Warrant,” and collectively with the D-5 Warrant, the “Warrants”), and the Holder and the Company wish to amended the Warrants as set forth in this Amendment.

Agreement:

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Holder hereby agree as follows:

1. Capitalized Terms. Each capitalized term used but not otherwise defined in this Amendment shall have the meaning ascribed to such term in the Warrants.

2. Amendment. The following amendments shall be effective as of the original issue date of the Warrants:

(a) The following definitions shall be added to the Warrants:

““Ordinary Shares” shall have the meaning as ascribed to it in the Articles.

“Relevant Class of Shares” shall mean prior and up to the completion of a Qualified IPO by the Company, Preferred D-5 Shares, and upon and following the completion of a Qualified IPO by the Company, Ordinary Shares (subject to adjustment in accordance with Section 5(a) below).”

(b) The definition of “Exercise Period” shall be amended by replacing the words “Maturity Date” with the words “November 8, 2028”.

(c) The definition of “Warrant Shares” shall be deleted and replaced in its entirety as follows:

With respect to the D-5 Warrant: ““Warrant Shares” shall mean a (a) prior and up to the completion of a Qualified IPO by the Company, 156,323 Preferred D-5 Shares to be issued to the Holder, representing 5% of the Company’s share capital on a fully diluted basis as of the Effective Date, as such number of Preferred D-5 Shares may be adjusted in accordance with Section 5(a), and (b) upon and following the completion of a Qualified IPO by the Company, the number of Ordinary Shares that the number of Preferred D-5 Shares in clause (a) would have converted into upon the date of completion of such Qualified IPO taking into account any adjustments at or prior to such time under Section 10.3.5 of the Articles (as in effect immediately prior to the completion of such Qualified IPO), and in each case, which shall vest and be exercisable in accordance with the provisions of this Warrant.”; and

With respect to the D-6 Warrant: ““Warrant Shares” shall mean a (a) prior and up to the completion of a Qualified IPO by the Company, 62,529 Preferred D-6 Shares to be issued to the Holder, representing 2% of the Company’s share capital on a fully diluted basis as of the Effective Date, as such number of Preferred D-6 Shares may be adjusted in accordance with Section 5(a), and (b) upon and following the completion of a Qualified IPO by the Company, the number of Ordinary Shares that the number of Preferred D-6 Shares in clause (a) would have converted into upon the date of completion of such Qualified IPO taking into account any adjustments at or prior to such time under Section 10.3.5 of the Articles (as in effect immediately prior to the completion of such Qualified IPO), and in each case, which shall vest and be exercisable in accordance with the provisions of this Warrant.”

(d) Section 4(b) shall be deleted and replaced in its entirety as follows (with the relevent Preferred D-5 Shares or Preferred D-6 Shares referenced in the D-5 Warrant and the D-6 Warrant, as applicable):

“Covenants as to Exercised Shares. The Company covenants and agrees that all Exercised Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all liens and charges with respect to the issuance thereof and free from all preemptive rights of any shareholder. Subject to the provisions of Section 4 (c) below, the Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of Relevant Class of Shares to allow for the exercise of rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued Relevant Class of Shares (and, to the extent relevant, Ordinary Shares issuable upon conversion of such Preferred D-5/6 Shares, to the extent applicable) shall not be sufficient to permit exercise of this Warrant in full, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued number of Preferred D-6 Shares and Ordinary Shares to such number of Relevant Class of Shares as shall be sufficient for such purposes.”

(e) A new Section 4(d) shall be added as follows:

“The Company undertakes that, if a Qualified IPO is not completed by March 31, 2024, it will cause a 409A valuation of the Company to be completed between April 1, 2024 and June 30, 2024, to determine the price of the Warrant Shares for the purpose of paragraph (b) of the definition of the “Exercise Price”.”

(f)   Section 5(a) shall be deleted and replaced in its entirety as follows:

“Adjustment for Dividends, Share Splits, Recapitalizations, Etc. In the event of changes in the outstanding share capital of the Company by reason of share dividends, share splits, reverse splits, recapitalizations, reclassifications, combinations or exchanges of shares (including upon an automatic conversion of all outstanding Preferred Shares into Ordinary Shares in accordance with the terms of the Articles), separations, reorganizations, consolidations or mergers of the Company with or into another person (other than a consolidation or merger of the Company in which the Company is the continuing corporation and which does not result in any reclassification or change of any outstanding shares), or any adjustment of the conversion price of the Preferred Shares in accordance with the Articles and unless this Warrant expires in accordance with the terms herein, the number and class of shares available for purchase under this Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder, on exercise for the same aggregate Exercise Price, the total number and class of shares or other securities or property as the Holder would have owned had this Warrant been exercised prior to such event and had the Holder continued to hold such shares until after the event requiring such adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercised Shares subject to this Warrant. The Holder shall be entitled to the benefit of all adjustments in the number of Ordinary Shares of the Company issuable upon conversion of the Preferred Shares which occur prior to the exercise of this Warrant, including without limitation, any increase in the number of Ordinary Shares issuable upon conversion as a result of a dilutive issuance of share capital, and to the extent that any Warrant Shares are issuable as Ordinary Shares due to the completion of an IPO, such Warrant Shares will benefit from the same adjustments applied to Preferred Shares, including as contemplated in Section 10.3.5 of the Articles, upon the completion of such IPO.”

3. No Other Amendments. Except as expressly amended as set forth in this Amendment, all terms and provisions of the Warrant shall remain unchanged and in full force and effect.

4. Governing Law. All questions concerning the construction and interpretation of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Israel, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5. Counterparts. This Amendment may be executed in any number of counterparts and be different parties to this Amendment in separate counterparts, including by way of electronic signature or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, and each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

[Signature Page to Follow]

In Witness Whereof, the Company has caused this Amended to that Warrant to Purchase Preferred Shares to be executed by its duly authorized officer as of the date first set forth above.

Gauzy Ltd.

By:	/s/ Eyal Peso	/s/ Meir Peleg
Name:	Eyal Peso	Meir Peleg
Title:	CEO	CFO

Agreed and Acknowledged:

Chutzpah Holdings Ltd.

By:	/s/ Ana Ventura	/s/ Laura Perkins
Name:	Ana Ventura (Director)	Laura Perkins (Director)
Title:	For and on behalf of Beaumont Directors Limited

For: Beaumont Directors Limited

Sole Corporate Director